============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                              ---------------------

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[  ] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rules
      14a-6(e)(2) and 14c-5(d)(2))

[X] Definitive Proxy/Information Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                   [UPC Logo]

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.
                        Beech Avenue 100, P.O. Box 74763
                       1070 BT Amsterdam, The Netherlands
                ------------------------------------------------

                 NOTICE OF EXTRAORDINARY MEETING OF SHAREHOLDERS
                           TO BE HELD 27 NOVEMBER 2000
                ------------------------------------------------


To the Shareholders:

       An extraordinary meeting of the Shareholders (the "Extraordinary Meeting") of United Pan-Europe Communications N.V. (the "Company"), a public company organized under the laws of The Netherlands, has been called at the request of all members of the Board of Supervisory Directors. The Extraordinary Meeting will be held at the Golden Tulip Grand Hotel Krasnapolsky, Dam 7, Amsterdam, The Netherlands, on 27 November 2000 at 2:00 p.m., local time, in order to:

         1. Amend the articles of association of the Company to create the possibility for the Company to issue preference shares A with a nominal value of EUR 1.-- each, the specific terms and conditions whereof shall be determined in the resolution to issue shares.

         2. Take such other action as may properly come before the Extraordinary Meeting.

         Holders of record of the Company's ordinary shares A and priority shares at the close of business on 13 October 2000, will be entitled to notice of and to vote at the Extraordinary Meeting and any adjournment or postponement thereof.

         A copy of the Dutch text of the proposed amendment is deposited at the offices of the Company, located at Beech Avenue 100, P.O. Box 74763, 1070 BT Amsterdam, The Netherlands, for inspection by registered shareholders and other persons entitled to attend meetings of shareholders of the Company. Such copy will be open for inspection (free of charge) from the date hereof until the close of the Extraordinary Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE EXTRAORDINARY MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE EXTRAORDINARY MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                            By Order of the Board of Management

                                            /s/Anton M. Tuijten

                                            Anton M. Tuijten
                                            General Counsel
                                            and Board of Management Member


24 October, 2000
Amsterdam, The Netherlands

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.
                        Beech Avenue 100, P.O. Box 74763
                               1070 BT Amsterdam,
                             The Netherlands 1070 BT

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------

                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is being solicited by and on behalf of the Board of Supervisory Directors (the "Supervisory Board") of United Pan-Europe Communications N.V. (the "Company") for use at the extraordinary meeting of the Shareholders of the Company (the "Extraordinary Meeting") to be held at the Golden Tulip Grand Hotel Krasnapolsky, Dam 7, Amsterdam, The Netherlands, on 27 November 2000 at 2:00 p.m., local time. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Extraordinary Meeting in accordance with the directions noted thereon, or, if no directions are indicated, it will be voted in favor of the proposals described in this Proxy Statement. Any shareholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

         The solicitation of proxies by the Supervisory Board will be conducted by mail. In addition, certain members of the Supervisory Board, officers and regular employees of the Company may solicit proxies in person or by facsimile, telex or telephone. The Company will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of the ordinary shares A and to UnitedGlobalCom, Inc. ("UGC") as the owner of our priority shares.

         At the close of business on 13 October 2000, the record date for the determination of shareholders entitled to notice of and to vote at the Extraordinary Meeting, there were 441,246,729 ordinary shares A outstanding, each of which is entitled to 100 votes and 300 priority shares outstanding, each of which is entitled to 100 votes. The classes of ordinary shares A and priority shares are the only classes of capital stock of the Company outstanding and entitled to notice of and to vote at the Extraordinary Meeting. Adoption of all matters to be voted on shall require the vote of a majority of the votes cast. Abstentions, broker non-votes and invalid votes will not be counted as votes.

         This Proxy Statement and the accompanying proxy are to be first mailed to shareholders on or about 26 October 2000.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of all classes of securities as of 29 September 2000 by (1) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding ordinary shares at such date; (2) each Supervisory Director of the Company; (3) each executive officer of the Company; and (4) all of the Company's Supervisory Directors and executive officers as a group. Because Messrs. Schneider, Cole, Fries and Riordan and Ms. Wildes are directors of UGC, they may be deemed to beneficially own our shares held by UGC. They disclaim any beneficial ownership of these shares and this table does not include those shares. Such share ownership information includes ordinary shares A that may be acquired within 60 days of 15 September 2000, through either the Company's options or phantom options. The Company's phantom options are payable in either cash or ordinary shares A, at the Company's election. Shares issuable within 60 days upon exercise of options or phantom options are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of the persons beneficially owning such securities, but have not been deemed to be outstanding for the purposes of computing the ownership or overall voting power of any other person.

                                                                        Ordinary Shares A
Beneficial Owner                                                    Number       Percentage (1)
----------------                                                    ------       --------------
UnitedGlobalCom, Inc. (2).....................................     235,909,664       53.46%
Microsoft Corporation (3).....................................      30,473,250        6.91
Michael T. Fries (4)..........................................         126,341          *
John P. Cole, Jr..............................................           4,575          *
Richard De Lange..............................................              -           -
Ellen P. Spangler (5).........................................          59,041          *
Tina Wildes (6)...............................................         146,216          *
Mark L. Schneider (7).........................................       2,710,313          *
John F. Riordan (8)...........................................       1,384,067          *
Charles H.R. Bracken (9)......................................         296,875          *
Anton M. Tuijten (10).........................................          95,719          *
Nimrod J. Kovacs (11).........................................         531,062          *
Gene Musselman (12)...........................................         114,456          *
Shane O'Neill (13)............................................         171,875          *
All directors, director nominees and executive
  officers as a group (12 persons)............................       5,640,540        1.28

*Less than 1%
-----------

(1) The figures for the percent of shares are based on 441,246,729 ordinary shares A outstanding on 29 September 2000.

(2) Includes 4,022,315 ordinary shares A held by the stock option foundation as of 4 September 2000, the board members of which are appointed by UGC. The address of UGC is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, U.S.A.

(3) The address of Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052, U.S.A.

(4) Includes 9,153 ordinary shares A owned by Mr. Fries' spouse. Also includes phantom options based on 225,000 ordinary shares A, of which 117,188 are vested.

(5) Includes currently exercisable options for 45,000 ordinary shares A, of which options for 27,187 ordinary shares A are subject to our repurchase right, which expires 26 March 2003. Also includes phantom options based on 45,000 ordinary shares A, of which 40,313 are vested.

(6) Includes phantom options based on 153,000 ordinary shares A, of which 137,063 are vested.

(7) Includes currently exercisable options for 2,925,000 ordinary shares A, of which options for 304,687 ordinary shares A are subject to our repurchase right, which expires 1 April 2001. Also includes 30,000 ordinary shares A held by the Gene W. Schneider Family Trust of which Mr. Schneider is a co-trustee.

(8) Includes currently exercisable options for 459,375 ordinary shares A, of which options for 164,062 ordinary shares A are subject to our repurchase right, which right expires 1 April 2001. Also includes 3,660 ordinary shares A owned by Mr. Riordan's spouse.

(9) Includes currently exercisable options for 750,000 ordinary shares A, of which options for 453,125 ordinary shares A are subject to our repurchase right, which expires 15 March 2003.

(10) Includes currently exercisable options for 286,500 ordinary shares A, of which options for 206,249 ordinary shares A are subject to our repurchase right. Such repurchase right expires for 51,562 shares on 1 September 2002, for 45,312 shares on 26 March 2003 and for 109,375 shares on 17 September 2003. (11) Includes phantom options based on 600,000 ordinary shares A, of which 529,688 are vested. (12) Includes phantom options based on 112,500 ordinary shares A, of which 49,219 are vested. (13) Includes currently exercisable options for 750,000 ordinary shares A, of which 578,125 ordinary shares A are subject to our repurchase right, which expires 15 November 2003.


         Most of the Company's executive officers and Supervisory Directors listed in the above table also beneficially own phantom options or options to purchase ordinary shares of chello broadband N.V., a wholly-owned subsidiary of the Company ("chello broadband"). Mr. Fries holds phantom options based on 56,150 ordinary shares, of which 7,712 are currently exercisable. Ms. Spangler holds phantom options based on 25,000 ordinary shares, of which 8,854 are currently exercisable. Ms. Wildes holds phantom options based on 25,000 ordinary shares, of which 8,854 are currently exercisable. Mr. Schneider holds certificates for 161,459 ordinary shares, of which 151,042 are subject to our repurchase right, which expires 26 March 2003. Mr. Riordan holds currently exercisable options for 300,000 ordinary shares, of which 181,250 are subject to our repurchase right, which expires 26 March 2003. Mr. Bracken holds phantom options based on 25,000 ordinary shares, of which 4,166 are currently exercisable. Mr. Tuijten holds phantom options based on 25,000 ordinary shares, of which 4,166 are currently exercisable. Mr. Kovacs holds phantom options based on 25,000 ordinary shares, of which 4,166 are currently exercisable. Mr. Musselman holds phantom options based on 50,000 ordinary shares, of which 8,333 are currently exercisable. Mr. O'Neill holds phantom options based on 15,000 ordinary shares, of which 2,500 are currently exercisable.

         With respect to the chello broadband phantom options, the Company may elect to pay such options in cash, in shares of Class A common stock of UGC, in the Company's ordinary shares A, or in shares of chello broadband, if the shares are publicly traded. In each case and as a group, such ownership is less than 1% of chello broadband's outstanding ordinary shares.

         Many of the Company's executive officers and Supervisory Directors also beneficially own shares of Class A and/or Class B common stock of UGC, the Company's majority shareholder. Mr. Fries holds 120,182 shares of Class A common stock and currently exercisable options to purchase 213,373 shares of Class A common stock. In addition, The Fries Family Partnership LLLP holds 140,792 shares of Class A common stock and 91,580 shares of Class B common stock. Mr. Fries disclaims beneficial ownership of the securities held by the Partnership, except to the extent of his pecuniary interest therein. Mr. Cole holds 112,708 shares of Class A common stock and currently exercisable options to purchase 66,041 shares of Class A common stock. Ms. Spangler holds 56,526 of Class A common stock and currently exercisable options to purchase 151,417 shares of Class A common stock. Ms. Wildes holds 16,956 shares of Class B common stock and currently exercisable options to purchase 146,165 shares of Class A common stock. Ms. Wildes' spouse holds 6,000 shares of Class A common stock and currently exercisable options to purchase 21,415 shares of Class A common stock. In addition, 400,000 shares of Class B common stock are held by a Trust to which Ms. Wildes disclaims beneficial ownership therein, except to the extent of her pecuniary interest in the Trust. Mr. Schneider holds 126,686 shares of Class A common stock and 170,736 of Class B common stock. In addition, The MLS Family Partnership LLLP holds 256,541 shares of Class A common stock and 410,000 shares of Class B common stock to which Mr. Schneider disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Mr. Schneider also holds currently exercisable options to purchase 38,877 shares of Class A common stock. Mr. Riordan holds 782,263 shares of Class A common stock and currently exercisable options to purchase 18,802 shares of Class A common stock. Mr. Kovacs holds 40,000 shares of Class A common stock, 72,804 shares of Class B common stock and currently exercisable options to purchase 267,500 shares of Class A common stock.

                                   PROPOSAL 1

             AMENDMENT OF THE ARTICLES OF ASSOCIATION OF THE COMPANY

         The Supervisory Board has proposed an amendment to the articles of association of the Company to create the possibility for the Company to issue preference shares A with a nominal value of EUR 1.-- each, the specific terms and conditions whereof shall be determined in the resolution to issue these shares.

         The holders of the priority shares have adhered to this proposal.

         The shareholders are being asked to approve the amendment and to authorize each member of the Board of Management of the Company, as well as each (deputy) civil law notary of Allen & Overy, advocates and civil law notaries in Amsterdam, to apply for the ministerial statement of no objections on the draft deed of amendment of the articles of association, to amend said draft in such a way as might appear necessary in order to obtain the statement of no objections and to execute the deed of amendment of the articles of association.

         A copy of the proposed amendment is attached as Schedule A.

         The absolute majority of the votes cast at the Extraordinary Meeting is required to approve the proposed amendment.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT OF THE ARTICLES OF ASSOCIATION, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.


                  DESCRIPTION OF CONVERTIBLE PREFERENCE SHARES

         The Company has agreed to issue 12,500 shares of Series 1 Convertible Class A Preference Shares ("Preference Shares") in a private placement to institutional investors, including UGC, in consideration for $1.2 billion ((a)
1.4 billion) in cash. The amendment is required to permit the issuance of the preference shares. The Company plans to issue the preference shares following approval of the amendment. The proceeds from the sale of the preference shares will be used for general corporate purposes.

         The preference shares will be senior to all classes of ordinary shares. Each Preference Share will be entitled to one vote. Prior to 30 April 2010, holders of Preference Shares will not be entitled to receive dividends or distributions, other than distributions upon liquidation, winding up or dissolution of the Issuer. The liquidation preference of the preference shares will increase at a rate of 8% per annum, compounded quarterly.

         Each outstanding preference share may be converted at any time at the option of the holder into such number of fully paid and nonassessable ordinary shares A as is equal to the liquidation preference per preference share divided by an initial conversion price of EUR 35.455 (the "conversion price"). The conversion price is subject to adjustment upon the occurrence of certain events. The Company has the right to require conversion of all of the preference shares into ordinary shares A as follows:

o after the 18 month anniversary of the issuance of the preference shares if the closing price of the ordinary shares A has exceeded 150% of the conversion price for at least 20 trading days within any 30 consecutive trading day period, and

o after the third anniversary of the issuance of the preference shares if the closing price of the ordinary shares A has exceeded 130% for at least 20 trading day period.

If the Company undertakes a conversion prior to the fourth anniversary of the issuance of the preference shares, the Company will also pay an amount, in cash, ordinary shares A or shares of UGC's Class A common stock, equal to the net present value of the amount the liquidation preference would increase between the conversion date and the fourth anniversary of the date of issuance of the preference shares.

         The preference shares may not be redeemed prior to the fourth anniversary of the issuance date. On or after the fourth anniversary of the issuance date, subject to applicable Dutch law, the preference shares may be redeemed, in whole or in part, at the Company's option in cash, by delivery of fully paid and nonassessable ordinary shares, by delivery of fully paid and nonassessable shares of UGC's Class A Common Stock, or a combination of both.

         In the event of liquidation, winding up or dissolution of the Company on or prior to 30 April 2010, the preference shares will rank on a parity with the Company's ordinary shares and the amount payable with respect to the preference shares will be equal to the amount that would have been payable in ordinary shares if the preference shares had been converted into ordinary shares immediately prior to the distribution date. Upon any voluntary or involuntary liquidation, winding up or dissolution of the Company that becomes effective after 30 April 2010, holders of preference shares will rank senior to all classes of ordinary shares and will be entitled to be paid a liquidation preference out of assets of the Company available for distribution.


                       INTERESTS OF SUPERVISORY DIRECTORS

         UGC has agreed to purchase $250 million ((a) 298 million) of the preference shares. Messrs. Fries and Cole and Ms. Spangler and Ms. Wildes, members of our Board of Supervisory Directors, and Messrs. Schneider and Riordan, members of our Board of Management Directors, are also directors and/or officers of UGC.


                                  OTHER MATTERS

Shareholder Proposals

         Any proposal by a shareholder intended to be presented at the fiscal 2001 annual meeting of shareholders must be received by the Company on or before 9 February 2001, to be considered for inclusion in the proxy materials of the Company relating to such meeting.

Independent Auditors

         Representatives of Arthur Andersen, the Company's public accountants, are not expected to be present at the extraordinary meeting of shareholders.


                      INFORMATION INCORPORATED BY REFERENCE

         The following sections of the documents (the "Reports") that have been filed with the Securities and Exchange Commission (File No. 000-25365) are incorporated in this proxy statement by reference and made a part hereof.

1. Items 6, 7, 7A 8 and 9 of our Annual Report on Form 10-K for the year ended 31 December 1999.

2. Items 1, 2 and 3 of our Quarterly Reports on Form 10-Q for the three months ended 31 March 2000 and 30 June 2000.

         You may obtain a copy of any document incorporated by reference in this proxy statement, free of charge, by requesting them in writing at the following address: United Pan-Europe Communications, 12 Stanhope Street, London W1Y 5LB, England, Attn: Investor Relations.

                                   SCHEDULE A

PROPOSED AMENDMENT TO ARTICLES OF ASSOCIATION OF:
United Pan-Europe Communications N.V.
having its official seat in Amsterdam.

Paragraphs 1 to 5 of Article 4 are revised to read as follows:

Article 4. Authorised capital.  Classes of shares.

1. The authorised capital amounts to one billion three hundred and fifty-three million euros (EUR 1,353,000,000.--).

2.   It is divided into:

        - seven hundred million (700,000,000) ordinary shares A with a nominal value of one euro (EUR 1.--) each;

        - three hundred million (300,000,000) ordinary shares B with a nominal value of one eurocent (EUR 0.01) each;

        - three hundred (300) priority shares with a nominal value of one euro (EUR 1.--) each;

        - forty-nine million nine hundred and ninety-nine thousand seven hundred (49,999,700) preference shares A divided into series as provided for in paragraph 3 which are numbered consecutively from one on, with a nominal value of one euro (EUR 1.--) each; and

        - six hundred million (600,000,000) preference shares B with a nominal value of one euro (EUR 1.--) each.

3. Preference shares A which are issued at the same time and to which are attached identical rights as those referred to in article 8 paragraph 2, will form together a separate series of preference shares A and consequently a separate class of shares. With a resolution of issue of preference shares A, out of the preference shares A mentioned in paragraph 2 of this article, such number of preference shares A as issued with identical rights will be indicated with a series number starting from 1 on. This amendment of paragraph 2 becomes effective upon the deposit at the Trade Register of the resolution of share issue or an excerpt of such resolution from which appears the number of shares with identical rights that have been issued.

4. At the time of issue of preference shares A of a certain class, it can be determined that these shares, at the request of the company and/or the request of the holder of such shares and subject to the applicable terms and conditions, can be converted into ordinary shares, in which case article 8 paragraphs 3, 4 and 5 shall apply accordingly with respect to the issue of such preference shares A.

     In the event a preference share A of a certain class, in accordance with the terms of conversion, may be converted into more than one ordinary share, the balance between the nominal value of the preference share A to be converted and the sum of the nominal value of the ordinary shares into which the preference share A can be converted, shall be paid on the account of the preference premium reserve belonging to the respective converted preference share A, as referred to in article 9 paragraph 5. A preference share A of a certain class shall always be converted into at least one ordinary share.

5. The ordinary shares A and the ordinary shares B may, at the option of the shareholder, be registered shares or bearer shares. The priority shares, the preference shares A and the preference shares B shall be registered shares.

Paragraph B of Article 5 is revised to read as follows:

Article 5. Share Certificates.

B. Certificates of preference shares A.

1.      Preference shares A shall be available:

        (i) either in the form of an entry in the register of shareholders without issue of a share certificate; or,

        (ii) at the discretion of the Board of Management, in the form of an entry in the register of shareholders with issue of a share certificate, which share certificate shall consist of a "mantel" (main part) only; share certificates of this type are referred to in these articles of association as "preference share A certificates".

2. Preference share A certificates shall be available in such denominations as the Board of Management shall determine.

3. On behalf of the company, all preference share A certificates shall be signed by or on behalf of a member of the Board of Management; the signature may be effected by printed facsimile. In addition all preference share A certificates may be validly signed on behalf of the company by one or more persons designated by the Board of Management for that purpose.

4. All preference share A certificates shall be identified by numbers and/or letters and will state the series number of the class concerned.

5. The expression "preference share A certificate" as used in these articles of association shall include a share certificate in respect of more than one preference share A.

Paragraph 1 of Article 6 is revised to read as follows:

Article 6. Register of shareholders.

1. No certificates shall be issued for registered ordinary shares, priority shares and for preference shares B.

Paragraph 1 of Article 7 is revised to read as follows:

Issuance of shares.

Article 7. Body competent to issue shares.

1. Shares shall be issued pursuant to a resolution of the Board of Management. The resolution shall be subject to the approval of both the Supervisory Board and the Priority. If the resolution concerns shares (or preference shares A convertible into such shares) of which the rights in case of liquidation as referred to in article 45 paragraph 4 (the "Liquidation Preference") shall rank higher than the preference shares A in issue at such time, the resolution to issue such shares shall also require the approval of the meeting of holders of preference shares A of the class of which the rank will be subordinated to such new shares. Such approval shall be adopted with a majority of two thirds of the votes cast. The authority of the Board of Management shall relate to all unissued shares of the authorised capital, as applicable now or at any time in the future. The duration of this authority shall be established by a resolution of the general meeting and shall be for a period of maximum five years, without prejudice to the provisions of article 46.

Paragraph 2 of Article 8 is revised to read as follows:

Article 8. Conditions of issuance.  Rights of pre-emption.

2. In the resolution to issue preference shares A, the following shall also be determined:

        a.     the issue price;

        b.     the amount on which dividends are calculated (the "Yield Basis");

        c. the entitlement of the preference shares A concerned to profit rights as referred to in article 31 paragraph 2;

        d.     the Liquidation Preference of the preference shares A concerned;

        e. the amount that will be paid on the preference shares A in case of a cancellation as referred to in article 11 paragraph 4;

        f. whether with respect to these preference shares A a conditional resolution to cancel such shares as referred to in article 11 paragraph 3 will be put on the agenda for the firstcoming general meeting of shareholders; and

        g.     whether the preference shares A are convertible as referred to in article 4 paragraph 4 and if so, the terms and conditions of such conversion right.

     The resolution to issue with all conditions applicable to the shares concerned, will be deposited with the Chamber of Commerce.

Paragraph 2 of Article 9 is revised to read as follows:

Article 9. Payment for shares.

5. For each class of preference shares A, a separate preference premium reserve will be maintained. The amounts which are paid as premium on the preference shares of shares A of the respective class, as well as the consideration exceeding the nominal value received by the company when selling preference shares A as referred to in article 10 paragraph 5, are carried to these preference share premium reserves. These reserves qualify as a reserve as referred to in article 105 paragraph 2 Book2 of the Civil Code, of which can only be disposed in as far as provided for in these articles. No amount can be written off from the preference share premium reserves and no distribution can be made from the preference premium reserves, except as provided for in article 4 paragraph 4, article 10 paragraph 2, 11 paragraph 1, 32 paragraph 6 and 45 paragraph 4. On a preference share A no part of the respective preference share premium reserve can be paid which is larger than the percentage the respective preference share A forms of all issued preference shares A of the respective class. If all shares of a certain class of preference shares A cease to exist, the balance of the respective preference share premium reserves, if any, will be added to the general reserves of the company. In case only part of the shares of a certain class of preference shares A cease to exist, then the respective preference share premium reserve will be reduced by an amount (which will be added to the general reserve of the company) equal to the balance of (i) that part of the share premium reserve which can be attributed to the preference shares A which will cease to exist pro rata the percentage the disappearing shares form of all issued preference shares A of the respective class and (ii) the distributions made in connection with the payments which have been made on the account of the respective preference share premium reserve, to such disappearing preference shares A.

     In applying this paragraph, a preference share A shall also be deemed to have ceased to exist when such share is repurchased by the company and shares held by the company shall not be taken into account in determining the issued share capital of a certain class of shares.

Paragraph 2 of Article 10 is revised to read as follows:

Own shares and depository receipts thereof.

Article 10.

2. The purchase price of certain class of preference shares A may, with due observance of the limitations set in paragraph 3 of article 9, be paid out of the respective preference share premium reserve.

Paragraphs 3 and 4 of Article 11 are revised to read as follows:

Capital reduction.

Article 11.

3. A resolution to cancel all preference shares A of a certain class can be adopted under the condition precedent that:

        (i) the Board of Management, after approval of the Supervisory Board, and/or

        (ii) all holders of preference shares A of the class concerned, has or have resolved to approve the cancellation; in such case the resolution to cancel the shares is first effective after the approval has been granted, notwithstanding what has been provided in the law with respect to the moment such resolution will become effective. A resolution to cancel shares as referred to in this paragraph can only be withdrawn with the approval of the body or bodies which should have approved the resolution to cancel the shares.

4. In case of cancellation of preference shares A of a certain class, payment will be made of:

        a.     the nominal amount of such shares;

        b. the amount as determined at the time of issue of the class of preference shares A concerned which may comprise:

        - a distribution out of the reserves of the company of any outstanding dividend as referred to in article 31 paragraph 2;

        -      a distribution out of the reserves of the dividend as meant in article 31 paragraph 2, calculated over the running financial year, which dividend shall then be calculated over the period ending on the date on which the payment shall become payable, decreased with received interim dividend if any

        - distribution of the preference share premium reserve or part thereof if this has been determined upon the issue of the preference shares A concerned; and

        -      an amount equal to the difference of

                (i) the net present value of the dividend to be received on the preference shares A until the first dividend revision date, as meant in article 31 paragraph 2, which should have been paid if the shares would not have been cancelled; and

                (ii)the net present value of the yield on state bonds with a duration equal to the remaining period as from the moment of cancellation until the firstcoming dividend revision date or

        - an amount equal to the amount of the Liquidation Preference or a percentage thereof, which percentage may amount to a maximum of one hundred and ten per cent (110%).

        Any distribution can be made in cash or, wholly or partially, in shares in another company.

Paragraph 2 of Article 31 is revised to read as follows:

Article 31. Profits. Dividend.

2. Subsequently on each preference share A of a certain class a dividend will be paid the amount of which, or the way in which it will be calculated, will be determined at the time of issue of such shares by the corporate body authorised to issue these shares. This resolution requires approval of the Supervisory Board. The dividend will be calculated on the Yield Basis of the preference shares A concerned. It may also be determined at the time of issue of preference shares A of a certain class: - that the dividend will be changed and re-assessed at certain dates, or that the method of calculation will be changed;

        - that, in case the profit of a certain financial year is not sufficient for distribution of the dividend on the preference shares A of a certain class, the shortfall shall be distributed on the account of profits in the next financial year or years to the extent that the profit then is sufficient for such distribution;

       - that, in case the profit in any financial year is not sufficient for distribution of the preference shares A of a certain class the shortfall, to the extent possible, shall be distributed from the free distributable reserves of the company;

       - that the dividend to be paid on a certain class of preference shares A will be subordinated to the dividend to be paid on preference shares A of one or more other classes;

       - that the right to dividend or other distributions shall commence a number of years after the issue of the shares.

Paragraphs 2, 5 and 6 of Article 32 are revised to read as follows:

Article 32. Distribution in shares and to the debit of the reserves.

2. The Board of Management, if authorised to issue the shares concerned as provided for in article 7, may, subject to the approval of the Supervisory Board, decide that a distribution on ordinary shares shall not take place in cash but in ordinary shares in the company.

5. In case of a merger of a subsidiary of the company, the Board of Management is - provided the Board of Management, in accordance with article 7, is authorised to issue the shares concerned - authorised to issue shares on the account of one or more reserves of the company, which do not have to be maintained by virtue of the law or of these articles. Such resolution shall require the approval of the Supervisory Board.

6. After approval of the Supervisory Board and approval of the meeting of holders of the class of preference shares A concerned, the Board of Management is authorised to repay in whole or in part, the preference share premium reserve attached to the respective classes of shares. The resolution of the meeting of holders of the class of preference shares concerned shall require a two thirds majority of the votes cast.

Paragraphs 3 and 4 of Article 42 are revised to read as follows:

Article 42. Meeting of holders of shares of one class.

3. Resolutions of the meeting of holders of priority shares, preference shares A and preference shares B may also be adopted in writing without recourse to a meeting of holders of the class of shares concerned, provided they are adopted by unanimous votes of all shareholders entitled to vote. The provisions of article 40 paragraph 8 shall apply accordingly. Each holder of shares of the class concerned must procure that the Board of Management is informed in writing of the resolutions made in accordance with this paragraph as soon as possible. The Board of Management shall keep a record of the resolutions thus made and shall deposit the records at the offices of the Company, together with the minutes as referred to in article 39 paragraph 1.

1. The right of inquiry as referred to in article 345 Book 2 Dutch Civil Code shall also accrue to holders of such number of preference shares A as would have the right to convert these shares into a nominal amount of ordinary shares of at least two hundred and twenty-seven thousand (EUR 227,000.--) according to the conversion provisions at the time a request for such a inquiry is made, assuming that conversion would be allowed at that moment.

Paragraph 1 of Article 44 is revised to read as follows:

Article 44. Amendment of the articles of association. Dissolution. Merger.
            Split-up.

1. A resolution of the general meeting to amend the articles of association, to dissolve the company or to merge or split the company within the meaning of Title 7 of Book 2 of the Civil Code, shall only be adopted on a proposal of the Priority. A resolution to amend the Articles or to merge or to split the company shall also require the approval of the meeting of holders of preference shares A of those classes the rights of which will be adversely affected by such amendment, merger or split. Such approval must be adopted with a majority of at least two thirds of the votes cast.

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.

                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                      THE BOARD OF SUPERVISORY DIRECTORS OF
                    UNITED PAN-EUROPE COMMUNICATIONS N.V. FOR
                 THE EXTRAORDINARY MEETING OF SHAREHOLDERS TO BE
                            HELD ON 27 NOVEMBER 2000

The undersigned hereby constitutes and appoints Anton M. Tuijten and Charles H.R. Bracken, and each or either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Extraordinary Meeting of Shareholders of UNITED PAN-EUROPE COMMUNICATIONS N.V. to be held at the Golden Tulip Grand Hotel Krasnapolsky, Dam 7, Amsterdam, The Netherlands, on 27 November 2000, at 2:00 p.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of ordinary shares A (or American Depository Shares representing ordinary shares) the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ON THE REVERSE SIDE.

                (TO BE SIGNED AND CONTINUED ON THE REVERSE SIDE)

                                SEE REVERSE SIDE

[X] Please mark your vote as in this example.

1. To amend the articles of association of the Company, to create the possibility for the Company to issue preference shares A with a nominal value of EUR 1.-- each, the specific terms and conditions whereof shall be determined in the resolution to issue these shares.


         [_]   FOR                  [_]   AGAINST             [_]   ABSTAIN


NOTE: Such other business as may properly come before the meeting or any adjournment thereof shall be voted in accordance with the discretion of the attorneys and proxies appointed hereby.

SIGNATURE(S)                                     DATE  _________________________


-----------------------------------------------------


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NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.